Exhibit 4.1

LogMeIn, Inc.

Description of Securities

The following description of our capital stock, certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws and certain provisions of the Delaware General Corporation Law (the “DGCL”) is a summary and is qualified in its entirety by reference to our restated certificate of incorporation, amended and restated bylaws and the DGCL. Copies of our restated certificate of incorporation and our amended and restated bylaws are filed as exhibits to our annual reports on Form 10-K filed with the SEC.

Capital Stock

Our authorized capital stock consists of 145,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value.

Our shares of common stock are currently listed on the NASDAQ Global Select Market under the symbol “LOGM” and began trading on July 1, 2009.  Prior to that date, there was no established public trading market for our common stock. The shares of common stock currently outstanding are fully paid and nonassessable. Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Subject to limitations prescribed by Delaware law, our board of directors may issue preferred stock, without stockholder approval, which may have voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. There are no shares of preferred stock currently outstanding.

Common Stock Rights

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held of record on all matters presented at all meetings of stockholders.

The Company has adopted a majority vote standard (of shares cast), with a plurality carve-out for contested elections of directors, meaning that, for all matters other than for election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law, Delaware law, our amended and restated certificate of incorporation or our amended and restated bylaws. For the election of directors, our by-laws provide that, in an uncontested election, each director will be elected by a majority of votes cast except that in a contested election where the number of nominees for director exceeds the number of directors to be elected, directors will instead be elected by a plurality of the votes cast, meaning that the nominees receiving the most votes will be elected.

Dividend Rights

Subject to any preferential rights of holders of any then outstanding shares of preferred stock, if any, the holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to any preferential rights of outstanding shares of preferred stock, if any, holders of common stock will share ratably, based on the number of shares held by each such holder, in all assets legally available for distribution to our stockholders in the event of liquidation, dissolution or winding up of the Company.

Other Rights and Preferences

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. Any of the rights, powers or preferences of the holders of our preferred stock, if any, may be defeased by the affirmative consent or vote of the holders of at least 60% of the voting power of the shares of preferred stock then outstanding.

Anti-Takeover Provisions

Certain provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, and Delaware law, may have the effect of delaying, deferring or discouraging another person from acquiring control of our Company. These provisions are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with our board of directors. Some of these provisions include:

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Board Classification. Our board of directors is classified into three classes of directors, with staggered three-year terms. As a result, only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms.

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Size of Board and Vacancies. Our amended and restated bylaws provide that the number of directors on our board of directors is fixed from time to time exclusively by our board of directors. Any vacancies created in our board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement or removal from service will be filled only by a majority of the board of directors then in office, even if less than a quorum is present, or by a sole remaining director.

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Directors May Only be Removed for Cause. Our stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any election of directors.

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Supermajority Vote to Amend Charter and Bylaws Provisions. Certain amendments to our amended and restated certificate of incorporation require the approval of at least seventy-five percent (75%) of the then-outstanding voting power of our capital stock. In addition, approval of stockholders holding at least seventy-five percent (75%) of the then-outstanding voting power of our capital stock is required for stockholders to amend or adopt any provision of our bylaws.

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Stockholder Action by Written Consent; Special Meetings of Stockholders.  Our stockholders are not able to take action by written consent for any matter and may only take action at annual or special meetings. In addition, special meetings of our stockholders may be called only by our board of directors, the chairman of our board of directors or our chief executive officer, which limits the ability of a stockholder to call a special meeting.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

•	No Cumulative Voting. Our stockholders have no cumulative voting rights.
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Undesignated Preferred Stock.  Our board of directors has authority to issue preferred stock that could potentially be used to discourage attempts by third parties to obtain control of our Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly.

Although these provisions may have the effect of delaying, deferring or discouraging another person from acquiring control of our Company, we believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh any potential disadvantages because the negotiation of these provisions could result in an improvement of the unfriendly or unsolicited acquirer’s terms.

Exclusive Forum

Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions involving the Company shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, any state or federal district court in the State of Delaware).

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.